Execution Copy

IMPLEMENTATION SERVICES AGREEMENT

THIS IMPLEMENTATION SERVICES AGREEMENT (the “Agreement”) is entered into this 5th day of October 2018, between J.P. Morgan Private Investments Inc. (the “Client”), on behalf of those funds (each a “Fund” and together, the “Funds”) and the specified sleeves (each a “Specified Fund Sleeve” and together, the “Specified Fund Sleeves”) listed on Schedule B that are part of a fund series of the Six Circles Trust and Russell Investments Implementation Services, LLC (“RIIS”).

BACKGROUND

The Client is a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). As a fiduciary and investment manager for the Funds, Client is responsible for overseeing the day-to-day management of those Funds pursuant to an investment advisory agreement. However, Client may delegate management of the Funds and their portfolio sale and purchase transactions to other portfolio management organizations selected and appointed by Client. RIIS is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and as a broker dealer under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under these registrations, RIIS provides Implementation Services, which involve various combinations of investment advisory, brokerage and other services designed to help clients improve the implementation of their investment strategies.

RIIS clients select the combination, scope and nature of Implementation Services that best fit their requirements, and may change these services from time to time. This Agreement and the attached schedules are designed to establish the type of services selected by the Client and the objectives, terms and conditions applicable to the provision of those services by RIIS.

AGREEMENT

1. APPOINTMENT. The Client, being duly authorized, hereby appoints RIIS, and RIIS accepts its appointment, to provide the following services to the Funds (the “Services”):

(a) Transition Services. If specified by the Client on the applicable Fund Restructure Notice, RIIS will provide Transition Services as defined in and subject to the investment objectives and policies set forth on Schedule A. Transition Services will commence upon RIIS’s receipt and acceptance of a Fund Restructure Notice in the form attached to Appendix 1 to Schedule A. To the extent the Client requires RIIS to manage assets during a transition, these will be considered Interim Subadvisory Services, described in subsection (b) below.

(b) Interim Subadvisory Services. At the request of the Client, RIIS will provide Interim Subadvisory Services pursuant to the Investment Subadvisory Agreement dated October 5, 2018 between the Client and RIIS, as approved by the Board of Trustees of the Funds and attached hereto as Appendix 3 to Schedule A (as may be amended from time to time to add Specified Fund Sleeves). The Interim Subadvisory Services will commence on the start date specified in the Interim Subadvisory Notice delivered to RIIS by the Client in the form attached hereto as Appendix 4 to Schedule A.

(c) Execution Services. If specified by the Client on the applicable Execution Services Notice, RIIS will provide Execution Services as further defined in and subject to the objectives and policies set forth on Schedule A. Execution Services will commence upon RIIS’s receipt and acceptance of an Execution Services Notice in the form attached to Appendix 2 to Schedule A.

2. FEES. For the Services, RIIS will receive the fees set forth in the applicable Fund Restructure Notice and, as applicable, the Investment Subadvisory Agreement. The fees for Transition Services will be based on the pre-negotiated fee table set forth in Schedule A. Except as disclosed in this Agreement or as authorized in writing by the Client, neither RIIS nor any of its officers, directors, partners or affiliated companies will receive any additional compensation or fees with respect to the business of the Client.

3. AUTHORITY. The Client hereby grants RIIS the full discretion and authority (in the capacity of agent to each Fund), to the extent required or permitted by applicable law, and further subject to the additional terms, policies, objectives and restrictions set forth in this Agreement and the applicable Schedules, to do any or all of the following:

(a) if Client has executed a Power of Attorney authorizing RIIS to act as agent to the Funds, with respect to the Specified Fund Sleeves, to establish accounts for futures and cleared derivatives trading in the name of each Fund with one or more futures commission merchants (each, an “FCM”);

(b) to establish accounts and engage in uncleared over-the-counter (“OTC”) derivatives transactions with one or more counterparties (each, a “Designated Counterparty”);

(c) to establish accounts to effect securities and foreign currency transactions in the name of each Fund with one or more brokers (each, a “Designated Broker”);

(d) to provide financial and other information regarding the Fund identified in Schedule B as the FCM, Designated Counterparties and/or Designated Brokers may reasonably request;

(e) to exercise full discretionary authority over such accounts;

(f) with respect to the above transactions (i) to obtain from the Fund or its custodian (or direct the Fund Account to provide) initial, variation, maintenance and other required margin in the form of moneys, securities or otherwise (“Collateral”); (ii) to execute Collateral transactions; and (iii) to instruct the transfer of assets to and from accounts of the Fund with trustees or custodians identified by the Client; and

(g) to purchase, sell or otherwise transfer securities held in the Funds, with respect to the Specified Fund Sleeves.

In connection with these transactions, RIIS may (i) negotiate, execute, deliver and amend on behalf of each Fund, as its agent and attorney-in-fact, any agreements or instruments RIIS considers necessary or desirable in connection with the services performed by it under this Agreement; and (ii) deliver to the FCM, Designated Brokers, and Designated Counterparties, on the behalf of each Fund, those usual and customary representations, warranties and covenants, including but not limited to certain tax representations, along with such financial information regarding the Fund as such FCMs, Designated Brokers, and Designated Counterparties may reasonably request. These agreements may include, without limitation, standard customer agreements, brokerage agreements, international swaps and derivatives agreements (including any schedules, credit support annexes, confirmations and related documents), foreign currency agreements, clearing agreements, account documentation, futures and options agreements, and any other agreements, documents or instruments (collectively referred to as, “Trading Documentation”) RIIS believes are appropriate or desirable in performing its duties under this Agreement. The Client acknowledges, on behalf of each Fund, that the FCM, Designated Brokers, and Designated Counterparties will rely on these representations, warranties and covenants in entering into these transactions and the Trading Documentation. Upon the written request of the Client, RIIS will provide copies of Trading Documentation for the Client’s review.

4. TRADING; INVESTMENT COMPANY ACT. (a) All futures, securities and currency transactions will be conducted in the manner described in RIIS’s Trading Practices, set forth on Schedule C. Notwithstanding anything to the contrary herein or in such Trading Practices, RIIS will not, other than upon prior written approval by the Client, engage in any transactions for any Fund with any affiliate of the Client.

(b) If Interim Subadvisory Services are provided in connection with Transition Services, or otherwise, RIIS will manage the assets of each Specified Fund Sleeve in accordance with the Investment Subadvisory Agreement attached hereto as Appendix 3 to Schedule A. Specifically, RIIS will comply with (i) the Fund’s investment objective, policies and restrictions as provided in the Fund’s Prospectus and Statement of Additional Information, as currently in effect and as amended or supplemented from time to time (the “Prospectus”), (ii) such investment guidelines as may be agreed from time to time in writing by the Client and RIIS, and (iii) the requirements applicable to registered investment companies under applicable laws, including the Investment Company Act of 1940, as amended (the “Investment Company Act”). For the avoidance of doubt, RIIS agrees that it will manage the assets of each Specified Fund Sleeve in accordance with the investment limitations and other restrictions under the Investment Company Act as if such Specified Fund Sleeve constituted a separate investment company registered under the Investment Company Act. RIIS further agrees to manage the investments of each Specified Fund Sleeve in accordance with Subchapter M of the Internal Revenue Code of 1986, as amended, as if such Specified Fund Sleeve constituted a separate investment company registered under the Investment Company Act.

(c) With respect to any Fund, (i) without the prior written consent of the Client, RIIS will not consult with any other subadvisor to that Fund (including, in the case of an offering of securities subject to Section 10(f) of the Investment Company Act, any subadviser that is a principal underwriter or an affiliated person of a principal underwriter of such offering) concerning transactions for that Fund in securities or other assets, except, in the case of transactions involving securities of persons engaged in securities-related businesses, for purposes of complying with the conditions of paragraphs (a) and (b) of Rule 12d3-1 under the Investment Company Act, and (ii) RIIS is responsible only for providing advice and the other services set forth herein with respect to the Funds.

(d) RIIS will comply with all applicable laws relating to the provision of services under this Agreement, including, without limitation, the Investment Company Act, and will provide such information, reports and certifications as may be required in connection with the Fund’s reporting and other obligations under applicable laws, including, without limitation, the Investment Company Act.

5. CUSTODY AND TITLE. RIIS will not have custody of or title to any assets of the Funds. All assets of the Funds will be held by the trustee or custodian designated by the Client, with the exception of certain Collateral to support derivative positions, as permitted by the Investment Company Act. The Client will notify RIIS prior to any change to such trustee or custodian.

6. PROXY VOTING AND CORPORATE ACTIONS. In general, RIIS does not manage voting securities for extended periods and thus looks to the Client or its agent. Where the Client assigns (in writing) such responsibility to RIIS, RIIS will handle corporate actions and vote proxies with respect to securities held in accounts managed by RIIS: (i) first, according to the written instructions of the Client or its agent; or (ii) absent such instructions, according to RIIS’s judgment as to the best interest of the Fund, with reference to the proxy voting guidelines of RIIS in effect at such time.

7. RECORDS AND DOCUMENTS. RIIS will (i) keep accurate books and records relating to its transactions under this Agreement as are required under applicable laws and regulations, including, without limitation, Rule 31a-3 under the Investment Company Act; (ii) permit the Client to inspect its books and records relating to such transactions at reasonable times upon reasonable prior notice; and (iii) furnish such information concerning such transactions to such persons as the Client may reasonably request. In compliance with the requirements of Rule 31a-3 under the Investment Company Act, RIIS hereby agrees that such books and records are property of the Funds and further agrees to provide promptly to the Funds copies of any of such records upon the Fund’s or Client’s request, provided however that RIIS may retain copies of any of such records. RIIS further agrees to preserve for the periods prescribed by Rule 31a-2 under the Investment Company Act the records relating to its activities hereunder required to be maintained by Rule 31a-1 under the Investment Company Act and to preserve the records relating to its activities hereunder required by Rule 204-2 under the Advisers Act for the period specified in said Rule.

8. STANDARD OF CARE. RIIS will discharge its duties with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims.

2

9. INDEMNIFICATION AND LIABILITY. (a) RIIS will be liable for, and will indemnify the Client, the Funds and each of their respective affiliates, controlling persons, directors, trustees, officers and employees (collectively, the “Client Indemnified Parties”) against, and hold such Client Indemnified Parties harmless from, all losses, damages, costs, claims, liabilities, judgments, fines, settlements and expenses (including reasonable attorney fees) (collectively, “Losses”) arising out of or based upon (i) any material violation of its duties under applicable law, or its negligence, bad faith or willful misconduct in the performance of its duties hereunder, or its material breach of, or reckless disregard of its obligations under, this Agreement; or (ii) any material misstatement or omission of a material fact in information regarding RIIS furnished in writing to the Client by RIIS’s authorized persons for use in the Fund’s Prospectus, registration statement, proxy materials or reports filed with the Securities and Exchange Commission, in any advertisement or sales literature, in any communication to current or prospective investors, or in any other communication by RIIS’s authorized persons, with respect to the Funds or the Client. RIIS will not be liable for (i) acting in good faith reliance on data or instructions from the Client or its agents; (ii) any act or omission of a predecessor investment manager or any other person authorized to invest assets of the Client; (iii) any act, omission or insolvency of any FCM selected by RIIS in accordance with the provisions of this Agreement, except to the extent RIIS breaches its duty of care in selecting or monitoring such FCM; (iv) any act, omission or insolvency of any Designated Broker selected by RIIS in accordance with the provisions of this Agreement, except to the extent RIIS breaches its duty of care in selecting or monitoring such Designated Broker; (v) any act, omission or insolvency of any Designated Counterparty selected by RIIS in accordance with the provisions of this Agreement, except to the extent RIIS breaches its duty of care in selecting or monitoring such Designated Counterparty; or (vi) except to the extent prohibited by applicable law, including, without limitation, the Investment Company Act, bona fide good faith errors in judgment after having previously considered with due care the merits of any particular investment; in each case, except for Losses arising out of or based upon RIIS’s material violation of its duties under applicable law, or its negligence, bad faith, willful misconduct or material breach of, or reckless disregard of its obligations under, this Agreement; provided, however, that in no case is RIIS’s indemnity in favor of any Client Indemnified Parties deemed to protect any Client Indemnified Party against any liability to which any such person would otherwise be subject by reason of negligence, bad faith or willful misconduct in the performance of its duties hereunder, or its material breach of, or reckless disregard of its obligations under, this Agreement.

(b) The Client will be liable for, and will indemnify RIIS, its affiliates, controlling persons, directors, officers and employees (collectively, the “RIIS Indemnified Parties”) against, and hold such RIIS Indemnified Parties harmless from, all Losses arising out of or based upon (i) any material violation of its duties under applicable securities law, (ii) the Client’s negligence, bad faith or willful misconduct in the performance of its duties hereunder, or its material breach of, or reckless disregard of its obligations under, this Agreement; or (iii) any material misstatement or omission of a material fact in the Fund’s Prospectus, registration statement, proxy materials or reports filed with the Securities and Exchange Commission, in any advertisement or sales literature with respect to the Client or the Funds, in any communication by its Authorized Persons to current or prospective investors, or in any other communication by the Client’s or the Funds’ Authorized Persons with respect to the Funds or RIIS unless and to the extent such material misstatement or omission was made in reliance upon, and is consistent with, information furnished in writing to the Client by RIIS; provided, however, that in no case is the Client’s indemnity in favor of any RIIS Indemnified Parties deemed to protect any Subadviser Indemnified Party against any liability to which any such person would otherwise be subject by reason of negligence, bad faith or willful misconduct in the performance of its duties hereunder, or its material breach of, or reckless disregard of its obligations under, this Agreement.

(c) Neither party will be liable to the other for losses caused directly or indirectly by circumstances beyond its reasonable control, including but not limited to government restrictions, exchange or market rulings, suspensions of trading, acts of civil or military authority, threatened or actual terrorist activity, national emergencies, labor difficulties, fires, earthquakes, floods or other catastrophes, acts of God, wars, riots, widespread computer viruses or failures of communication systems or power supply; provided that the party followed a reasonable business continuity program.

10. RIIS REPRESENTATIONS. RIIS represents that:

(a) RIIS has all necessary power and authority to execute, deliver and perform this Agreement, and such execution, delivery and performance will not violate any applicable law, regulation, organizational document, policy or agreement binding on RIIS or its property; and

(b) RIIS is a registered investment adviser under the Advisers Act, and a registered broker dealer under the Exchange Act, as amended and it will remain so registered at all times during the term of this Agreement. RIIS will promptly notify Client if any representation ceases to be accurate or complete in any material respect.

11. CLIENT REPRESENTATIONS. The Client represents that:

(a) it has all necessary power and authority (including, without limitation, all necessary authority given by each of the Funds set out from time to time in Schedule B to this Agreement) to execute, deliver and perform this Agreement, and such execution, delivery and performance will not violate any applicable law, regulation, organizational document, policy or agreement binding on Client or its property;

(b) Client has the full power and authority to enter into all transactions contemplated under this Agreement, to perform their obligations under such transactions and to procure RIIS to enter into such transactions on Client’s behalf or on behalf of the Funds;

(c) each Fund has the full power and authority to perform its obligations under all transactions contemplated under this Agreement;

(d) Client’s decision to appoint RIIS was made in a manner consistent with its fiduciary duties under applicable law and the governing documents, contracts or other material agreements or instruments governing the investment or trading activities of each Fund;

(e) each Fund is an “eligible contract participant” as defined in the U.S. Commodity Exchange Act;

(f) each Fund is a “United States person” within the meaning of Section 7701(a)(30) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”);

3

(g) the Client is not (i) an employee benefit plan that is subject to the fiduciary responsibility part of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) a plan that is subject to Section 4975 of the Code, (iii) any other plan that is subject to any law, rule or regulation substantially similar to ERISA Section 406 or Section 4975 of the Code, and (iv) an entity the underlying assets of which are deemed to constitute the assets of a plan within the meaning of (i), (ii), or (iii);

(h) Information provided by Client to RIIS pursuant to this Agreement, including but not limited to investment policies, restrictions and identifying information provided to establish accounts with RIIS, the FCM, Designated Broker(s), and Designated Counterparties, is accurate and complete in every material respect;

(i) (i) it has received a copy of RIIS’s OTC Risk Disclosure set forth in Schedule D, (ii) it acknowledges that OTC Derivative transactions involve a variety of risks, including but not limited to those described in RIIS’s OTC Risk Disclosure, (iii) it understands and accepts the terms, conditions and risks inherent in OTC derivative transactions on behalf of each Fund, and (iv) each Fund is capable of assuming and does assume such risks; and

(j) Client acknowledges that various members of Russell Investments provide other services, including consulting advice and recommendations with respect to investment strategies and service providers, and that as a matter of policy, such consulting services do not include evaluations, advice or recommendations to use Russell Investments products or services. If a Fund has or will receive such services, the Client represents that (i) it did not rely upon, and was not influenced by, this investment advice as the primary basis for selecting RIIS to provide the Services; and (ii) it will not rely on such investment advice in considering whether or not to continue the Services. Client will promptly notify RIIS if any representation ceases to be accurate or complete in any material respect, and will provide RIIS with such other documents or certificates as RIIS may reasonably request in connection with the Services.

12. ASSIGNMENT AND DELEGATION. At its own expense, RIIS may delegate its duties to its affiliates and may share such information as necessary with these parties. RIIS will be liable for any failure of such affiliates to meet the standard of care set out in this Agreement. RIIS will notify the Client of any “assignment” or actual change in control or management of RIIS within the meaning of Section 2(a)(4) and Rule 2a-6 under the Investment Company Act, and Section 202(a)(1) and Rule 202(a)(1)-1 under the Advisers Act, including, as applicable, any change of its general partners or 25% shareholders of 25% limited partners, in each case prior to such change.

13. CONFIDENTIAL INFORMATION. (a) RIIS will treat as confidential and will not disclose information regarding operations and investments of the Client and each Fund except: (i) to its employees, its affiliates, vendors, FCMs, Designated Brokers and Designated Counterparties, who need to know such information in order to perform services contemplated by this Agreement and who act in accordance with these confidentiality obligations; (ii) upon written authorization from the Client; or (iii) as required by applicable law, regulation, court order or subpoena. Notwithstanding the foregoing, RIIS may disclose Client confidential information as required under applicable laws to trade depositories and regulatory and administrative agencies.

(b) Client will treat as confidential and will not disclose any Information Materials (defined below) or information regarding models, tools, software programs, technical information or specific investment advice provided by RIIS and/or its affiliates to the Client except (i) to its employees who need to know such information in receiving or monitoring the Services and who act in accordance with these confidentiality obligations; (ii) upon written authorization from RIIS; or (iii) as required by applicable law, regulation, court order or subpoena.

(c) Solely at the discretion of RIIS, RIIS may provide to the Client certain proprietary research or information materials (“Information Materials”) created and owned by RIIS and/or its affiliates. These Information Materials, if any, are provided to Client under a limited, non-exclusive, non-sublicensable, royalty-free license to use the Information Materials strictly for Client’s internal review and use. The Client acknowledges and agrees that absent Transition Manager’s written permission, the aforementioned license does not include the right to modify, reproduce, summarize, disclose, distribute or publicly display the Information Materials.

14. LIST OF FUNDS. All Funds for whom the Client holds authority to trade within the terms of this Agreement are detailed in Schedule B.

15. ENTIRE AGREEMENT; AMENDMENTS. This Agreement, including the Schedules and any Fund Restructure Notice, constitutes the entire agreement of the parties. This Agreement may be amended at any time by written agreement between RIIS and the Client, except that RIIS may amend Schedule C (RIIS Trading Practices) by written notice to the Client, and the Client may amend Schedule B (List of Funds and Specified Fund Sleeves), and Schedule E (Authorized Persons) by written notice to RIIS.

16. TERMINATION; SURVIVAL. This Agreement shall become effective as of the date of its execution and shall continue in effect for a period of two years from the date of execution. Thereafter, this Agreement shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by (i) the Board of the Funds or (ii) a vote of a “majority” (as defined in the Investment Company Act) of the Fund’s outstanding voting securities, provided that in either event the continuance also is approved by a majority of the Board who are not “interested persons” (as defined in the Investment Company Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable at any time (including during the initial two year term), without penalty, (i) on 61 days’ written notice by the Client, or (ii) on 60 days’ written notice by the Board of the Funds, by vote of holders of a majority of the Fund’s shares or by RIIS, and will terminate five business days after RIIS receives written notice of the termination of the Advisory Agreement between the Fund and the Client. This Agreement may be terminated without penalty by RIIS, immediately upon the Client’s material breach of any terms of this Agreement and (iii) by the Board of the Funds, or by vote of holders of a majority of the Fund’s shares, immediately upon RIIS’s material breach of any terms of this Agreement. This Agreement also will terminate automatically in the event of its Assignment (as defined in the Investment Company Act). Upon termination, Fund assets will be transferred to the Funds under such terms and conditions as the Client directs in writing. The provisions of Section 9 (Indemnification & Liability) will survive the termination. Section 13 (Confidential Information) will survive the termination of this Agreement for a period of six (6) years following the date of termination.

4

17. APPLICABLE LAW. This Agreement is governed by the laws of the state of Washington without regard to conflicts of laws principles that would impose the laws of any other jurisdiction.

18. NOTICES. All notices under this Agreement must be in writing and will be considered delivered: (i) upon delivery in person; (ii) two days after mailing by traceable first-class mail; (iii) one day after mailing by traceable overnight courier service; or (iv) upon transmission by confirmed electronic mail, to the address listed below:

If to the Client:	J.P. Morgan Private Investments Inc.	If to RIIS: Managing Director, Transition Management
	270 Park Avenue, 5th Floor	Russell Investments Implementation Services, LLC
	New York, New York 10017	1301 Second Avenue, 18th Floor
	Attn: Mary Savino	Seattle, WA 98101
Associate General Counsel

19. AUTHORIZED PERSONS AND AGENTS. A list of persons duly authorized to act on behalf of the Client and each Fund concerning this Agreement (“collectively, “Authorized Persons”) is attached as Schedule E.

20. CUSTOMER NOTIFICATION. By executing this Agreement, the Client, on behalf of itself and each Participating Account, acknowledges receipt of Part 2 of RIIS’s Form ADV registration statement prior to signing, as required by the Advisers Act. Otherwise, the Client’s rights under federal law allow termination of this contract without penalty within five (5) business days after entering into this contract. U.S. law also requires RIIS to obtain, verify and record information that identifies each person or entity that opens an account. RIIS will ask for the legal name, principal place of business address and Taxpayer ID or other identification number of each Participating Account, and may ask for other identifying information.

21. COUNTERPARTS. This Agreement may be executed by facsimile signature and it may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

INTENDING TO BE BOUND, the undersigned parties have executed this Agreement.

J.P. Morgan Private Investments Inc.		Russell Investments Implementation Services, LLC

By:	/s/ Mary Savino	By:	/s/ Travis Bagley
Name: Mary Savino		Name: Travis Bagley
Title: Managing Director		Title: Director, Transition Management

5

SCHEDULE A

SERVICE DEFINITIONS, OBJECTIVES AND POLICIES

1.	DEFINITIONS.

(a)	“Transition Services” refer to a combination of analysis, strategy development, implementation, trading and brokerage services designed to reduce the total cost and risk associated with a Transition.

(b)

“Interim Subadvisory Services” refer to the services described in the Investment Subadvisory Agreement in the form attached hereto as Appendix 3, as approved by the Board of the Funds. These services could include the use of financial futures, securities or other instruments to obtain desired exposures for specified periods according to Client instructions during the course of a Transition while the Client’s final Target Portfolio and manager structure is determined.

(c)

A “Transition” occurs when the Client reallocates assets (“Transition Assets”) from a Legacy Portfolio to a Target Portfolio. For example, a Transition may occur when Transition Assets are reallocated among existing investment managers, when existing managers are terminated and new managers are hired or when the Client terminates existing managers and establishes an interim Target Portfolio prior to identifying new managers or the final Target Portfolio.

(d)	“Legacy Portfolio” means the existing portfolio of securities, cash and/or other assets identified by the Client to be restructured in a Transition.

(e)	“Target Portfolio” means the portfolio of securities, cash and other assets identified by the Client and/or the Receiving Managers to be created through the Transition.

(f)	“Receiving Managers” are the Client’s existing or newly hired investment managers who receive Transition Assets.

(g)	“Transferring Managers” are the Client’s investment managers whose assets are partially or completely transferred in a Transition.

2.

SCOPE OF TRANSITION SERVICES. The scope of Transition Services will vary by Transition, and will be described on a “Fund Restructure Notice” to be executed by the Client and RIIS in the form attached as Appendix 1 to this Schedule. Among other things, the Fund Restructure Notice:

(a)

Establishes RIIS’s authority (under the terms of the Agreement) to purchase, sell or otherwise transfer securities held in the identified Transition Account(s) for the purpose of establishing the Target Portfolio (or interim Target Portfolio, as the case may be), all in accordance with the Client’s instructions as provided in the Fund Restructure Notice;

(b)	Establishes the basic objectives for the Transition;

(c)

Establishes whether RIIS is authorized to use financial futures or other securities and instruments (other than those selected by Receiving Managers) to achieve the desired exposure while the Transition is in progress;

(d)	May also authorize RIIS to provide Interim Subadvisory Services; and

(e)	May provide any special or additional instructions for the conduct of the Transition Services.

3.

CONDUCT OF TRANSITION. Upon acceptance of the Fund Restructure Notice by RIIS, the Client will provide RIIS with a list of the appropriate contact persons and persons with authority to deal in the Transition Assets at the Client’s custodian(s) and at each of the Transferring and Receiving Managers (collectively, the “Transition Parties”). The Client will deliver instructions to the Transition Parties to comply with RIIS’s instructions and to provide information and updates related to the Legacy Portfolio, the Target Portfolio and other elements of the Transition to the extent reasonably requested by RIIS. RIIS will provide forms of instruction and request letters from time to time to assist in this process.

4.

RELIANCE ON INFORMATION. RIIS is entitled to rely on information provided by the Transition Parties, including but not limited to the contents of the Legacy and Target Portfolios and investment guidelines or other instructions provided by the Client or the Transition Parties. Changes to such information, investment guidelines or other instructions will be effective only upon RIIS’s receipt of an amendment in writing or in such other form as acceptable to it.

5.	INVESTMENT DECISIONS. RIIS does not:

(a)	Review or assess the investment decisions made by the Client and/or Receiving Managers in configuring the Target Portfolio; or

(b)

Select securities or other instruments for investment of Transition Assets, except to the extent that RIIS has been authorized in the Fund Restructure Notice to invest in financial futures, securities or other instruments to achieve desired exposures during the course of a Transition or until a final Target Portfolio can be identified. This does not preclude any activities that otherwise may be agreed to by the parties with respect to Interim Subadvisory Services.

6.

TRANSACTION PROCEDURES. All transactions will be consummated by payment or delivery to the Client’s custodian, or to such depositories or agents as may be designated by the Client or its agent, of all cash and/or securities due to or from the Transition Account. Other than for investment or reinvestment as provided herein, transfers from such custodial accounts will be made solely at the direction of the Client. RIIS will confirm in writing or by electronic communications to the custodian when such transactions have been executed. RIIS does not accept responsibility or liability with respect to custodial arrangements relating to the Transition Account or the acts or omissions of the Client’s custodian(s) which may affect settlement.

SCHEDULE A

7.	REPORTS. RIIS will provide to the Client a summary report concerning the status of the transition activity upon completion of the Transition.

8.

SCOPE OF EXECUTION SERVICES. The scope of Execution Services will vary by engagement and will be described on an “Execution Services Notice” to be executed by the Client and RIIS in the form attached as Appendix 2 to this Schedule. Among other things, the Execution Services Notice:

(a)

Establishes RIIS’s authority (under the terms of the Agreement) to purchase, sell or otherwise transfer securities in the identified Execution Account(s) for the purpose of executing the trades as instructed, all in accordance with the Client’s instructions as provided in the Execution Services Notice;

(b)	Establishes the basic objectives for the Execution Services; and

(c)	May provide any special or additional instructions for the conduct of the Execution Services.

SCHEDULE B

LIST OF FUNDS AND SPECIFIED FUND SLEEVES

The Client hereby certifies that it has the necessary authority to direct trades to RIIS for the following Funds as part of this Agreement.

Fund Name:	Six Circles Ultra Short Duration Fund
Specified Fund Sleeve Name(s):	Conservative Income Sleeve
Core Ultra Short Sleeve
Global Markets Sleeve

Fund Name:	Six Circles Tax Aware Ultra Short Duration Fund
Specified Fund Sleeve Name(s):	Municipal Conservative Income Sleeve
Core Municipal Ultra Short Sleeve
Global Markets Sleeve

Fund Name:	Six Circles U.S. Unconstrained Equity Fund
Specified Fund Sleeve Name(s):	Constituents of Equity Index Sleeve

Fund Name:	Six Circles International Unconstrained Equity Fund
Specified Fund Sleeve Name(s):	Constituents of Equity Index ex US Sleeve

Certified this 5th day of October, 2018.

SCHEDULE C

Proprietary & Confidential

TRADING PRACTICES

Russell Investments Implementation Services, LLC (“RIIS”) is a registered investment adviser under the Investment Advisers Act of 1940, as amended, and a registered broker dealer under the Securities Exchange Act of 1934, as amended. The following describes the trading practices that apply when RIIS effects transactions in securities, futures, currency, swaps and related instruments on behalf of a client (the “Client”).

BEST EXECUTION. RIIS seeks “best execution” in performing all of its trading services for Clients. RIIS defines best execution as:

The process that is most likely, in RIIS’s good faith judgment, to preserve the value of investment decisions within the Client’s stated investment objectives and constraints.

Best execution requires evaluation and management of probabilistic factors that cannot be predicted ex-ante or controlled effectively on a trade-by-trade basis. As such, RIIS’s process is designed to minimize total expected costs and risks across the distribution of events in an investment cycle.

ORDER AGGREGATION AND ALLOCATION. RIIS may, in some cases, aggregate sales and purchase orders of securities, futures, currency, swaps and other investments for Clients with concurrent trades managed by RIIS or its affiliates. RIIS is not obligated to aggregate orders, and will only do so if RIIS reasonably believes such aggregation will result in an overall benefit to its Clients, taking into consideration the objective of best execution as defined above. Aggregated orders are allocated among RIIS Clients such that Clients are treated on a fair and equitable basis, and that the interests of some Clients are not placed over those of others.

SECURITIES TRANSACTIONS. RIIS effects transactions in securities including stocks and bonds as follows:

Agency Basis. RIIS acts as agent for Clients for all transactions. RIIS may act as executing broker, or may consider trades with independent broker dealers, exchanges, trading venues, or counterparties who are themselves acting as principal or agent, but RIIS will always act in an agency capacity.

Broker-Dealers. RIIS has arrangements with a wide network of non-affiliated broker-dealers and counterparties (collectively, “Broker-Dealers”) and may use any one or more of such Broker-Dealers to perform execution, clearing or other services in relation to trades executed under Client agreements. RIIS selects and evaluates Broker-Dealers, electronic communication networks, multi-lateral trading facilities, alternative trading systems, exchanges, or similar execution systems for trading services based on processes designed to achieve best execution as defined above. These due diligence processes include evaluation of several factors, including quality of execution (measured in terms of execution price achieved versus stated benchmarks), market access, technology, ability to accommodate special transaction needs and client service.

Cross Transactions. RIIS may perform cross transactions as agent between two or more Clients where permitted, including under ERISA, and where such transactions are consistent with the overall implementation strategy. A cross transaction is a trade where RIIS represents both sides of the trade, as agent. For cross transactions, RIIS may act as executing broker or RIIS may present these trades to an exchange, electronic communication network, alternative trading system, similar execution system, or broker-dealer for execution. An arranged agency cross transaction is a trade where RIIS presents both sides of the trade, as agent, to an electronic communication network, alternative trading system or similar execution system trading venue, or broker-dealer, in each case that is subject to federal regulation and oversight, where the price is determined independently and neither the execution system nor the parties to the transaction take into account the identity of the parties in the execution of trades. With respect to any such arranged agency cross transaction that involves an ERISA account, to comply with PTE 86-128 RIIS will not render investment advice with respect to such transaction.

FUTURES TRANSACTIONS AND CLEARED SWAPS. RIIS manages futures and cleared swap transactions for Clients in several contexts, including Overlay Services, Transition Services and various interim portfolio management and other assignments. The terms and strategies applied will vary depending on the type of service and the agreement, investment guidelines and special restrictions established with the Client, but the following general practices apply:

Designated Brokers. As an agent, RIIS effects all futures and cleared swaps transactions in accounts established with a clearing broker (the “Designated Broker”) selected by agreement of RIIS and the Client. To establish these account(s), RIIS will provide the Client with materials developed by the Designated Broker, including certain disclosure materials related to the risks of futures and cleared swaps. Accounts may be established either directly by the Client, or by RIIS on behalf of the Client if the Client executes a Power of Attorney (in the form prescribed by the Designated Broker) authorizing RIIS to execute customer agreements and establish such accounts. RIIS may also use execution-only brokers for futures and cleared swaps transactions. RIIS manages and maintains the required give-up agreements between clearing and execution-only firms necessary to effect such transactions. The Designated Broker is responsible for the timely payment of amounts owed to Clients and for the payment of any penalties and interest due to any default by the Designated Broker. The Client is responsible for ensuring the timely payment of any amounts owed by the Client to the Designated Broker upon instruction from RIIS and for payment of any penalties and interest due to any such default on the part of the Client.

SCHEDULE C

Proprietary & Confidential

Collateral. The Designated Broker may require initial, variation, maintenance and other required margin in the form of monies, securities or otherwise (“Collateral”) in connection with the Client account. As provided in the Client agreement, RIIS will from time to time execute Collateral transactions and provide (or direct the Client to provide) the Designated Broker with the necessary Collateral. The collateral will be held in an account at the Designated Broker in the name of the Client. All interest and earnings on the Collateral belong to the Client and will be delivered to the Client on a periodic basis.

CURRENCY AND OTC SWAP TRANSACTIONS. RIIS effects transactions in currency and OTC swaps as follows:

Counterparty Banks and Prime Brokers. RIIS has arrangements with a wide network of non-affiliated counterparty banks and prime brokers (collectively “Counterparties”) and may use any one or more of such Counterparties to perform execution, clearing or other services in relation to trades executed under Client agreements. RIIS selects and evaluates Counterparties for trading services based on processes designed to achieve best execution. These due diligence processes include evaluation of several factors, including creditworthiness, quality of execution (measured in terms of proximity to the contemporaneous market price), Client service, market access, technology and ability to accommodate special transaction needs.

Matching. RIIS may perform matches as between two or more Clients where permitted, including under ERISA, where such transactions are consistent with the overall implementation strategy.

Alternative Execution Outlets. RIIS may employ a variety of alternative execution outlets, including individual counterparty trade execution systems, in pursuit of best execution.

Currency and Swap Collateral. The Counterparties may require margin in the form of monies, securities or otherwise (“OTC Collateral”) in connection with the Client account. As provided in the Client agreement, RIIS will from time to time execute OTC Collateral transactions and provide (or direct the Client to provide) the Counterparties with the necessary OTC Collateral. All interest and earnings on the OTC Collateral belong to the Client and will be delivered to the Client on a periodic basis.

RELATIONSHIPS WITH EXECUTION VENUES. RIIS may establish a limited number of commercial relationships with execution venues. These arrangements may generate revenue for RIIS. However, in no instance will RIIS receive compensation from an affiliated venue in relation to RIIS-directed order flow.

FEES AND OTHER CHARGES. RIIS fees related to securities, futures, currency, swap or other transactions, will be on terms separately agreed with each Client and may be collected by brokers, counterparties or charged directly. Where permitted by law, RIIS may receive fees from multiple Clients or brokers and counterparties for cross transactions and matches. For securities transactions, brokerage fees generally include charges for execution, clearing or other services, if any, imposed by the Broker-Dealers, exchanges, ECN’s or other execution venues. For futures transactions, brokerage fees include charges imposed by the Designated Broker and, if applicable, the execution-only broker, for execution, clearing and other services. For currency transactions, trading costs and fees are generally included at the point of dealing in the currency exchange rate. For swap transactions, fees and charges are generally included in the price of the swap. When charging fees on amortizing bonds (e.g. ABS or MBS with factors), the fees charged are calculated based upon the published factor known on trade date. The fees will not be amended retrospectively based upon the published factor. For all transactions (other than securities transactions), fees for taxes, exchange fees, platform fees, settlement, prime brokerage, transfer, custodial fees and other similar items are borne by the Client.

SCHEDULE D

OTC RISK DISCLOSURE

This document is intended to highlight and educate clients on the risks associated with some commonly used over the counter (“OTC”) derivatives. It does not disclose all of the risks and other significant aspects associated with trading OTC derivatives. You should carefully consider whether trading derivatives is appropriate considering your experience, objectives, policies and guidelines. In general the risks of OTC derivatives will closely match the risk exposure of the underlying security, index or instrument; an interest rate swap will have gains and losses similar to a physical bond whose market value is the same as the swap notional value. Likewise an S&P500 total return swap will pay/receive losses/gains similar to buying/selling an S&P500 index portfolio. OTC derivatives may also have other unique risks as outlined below:

LEVERAGE OR “GEARING”:

Transactions in all derivatives carry the potential for leverage, and hence a high degree of risk. Many OTC derivatives do not require principal when transactions are initiated, meaning that no assets are required to gain substantial exposure to the underlying security, index or instrument. However, any market movements would have an impact on the fund value. If the market moves against you, then the fund may be called upon to pay additional funds in a short time period to support the positions. If you fail to comply with a demand for additional funds in the contracted time frame, then the positions may be liquidated and you will be liable for any losses and interest due on unpaid amounts.

COUNTERPARTY RISK:

Some OTC derivatives will have no market value at the outset of a trade. Because there is no exchange of principal at the outset, there is no exposure to default by the counterparty. If the market moves in favor of the position and a gain accrues, then you face the risk that the counterparty will default on the payment of the gain. Counterparty risk can be limited in several ways:

•	The position may be reset, with the parties settling and gains/losses, effectively “marking to market” and resetting the value of the OTC derivative to zero.

•

If a loss accrues to the counterparty, they may, or if required by law will, be required to post collateral to you. Collateral is posted to an account and is available to you in the event that the counterparty defaults.

As described under the paragraph “Close-Out Events”, certain events may allow you to terminate the exposure. For example, if the credit rating of the counterparty (typically as reported by Standard & Poor’s and/or Moody’s) deteriorates significantly, then you may elect to terminate the position.

CLOSE-OUT EVENTS:

Significant events may cause you or a counterparty to terminate the OTC derivative contract. Examples include:

•	The client or counterparty merges with another entity, or spins off assets to another entity, and the remaining fund/company is significantly less credit-worthy.

•	The market value of a client’s fund declines by more than 50% over a 12-month period, or a similar rapid, catastrophic decline.

•	Russell Investments Implementation Services, LLC (“RIIS”) is terminated as investment adviser and is not replaced by an investment adviser that is acceptable to the counterparty.

•	A transaction is determined to be a “prohibited transaction” under ERISA or similar law.

Other Close-Out Events are highlighted in the contract. In a close-out, both parties are responsible to pay/receive the loss/gain. However it may be difficult, expensive or even impossible to find a new counterparty and replace the exposure on comparable terms at the right time.

DEFAULT AND CROSS DEFAULT:

Failure to pay according to the terms of the OTC derivative contract will cause default and trigger a Close-Out Event as described above. Any default or triggering of a Close-Out Event may affect all OTC derivatives with a given counterparty. This means that if there is a default/termination with one OTC derivative, the counterparty may elect to terminate all positions with the client. In the event of a default, you would also be required to pay a daily default interest rate on any amounts due. In addition, the defaulting party will be liable to indemnify, on demand, the non-defaulting party for and against all reasonable out-of-pocket expenses, including legal fees and stamp tax (if any), incurred by the non-defaulting party in the enforcement and protection of its rights under the OTC derivative contract.

SCHEDULE D

LIQUIDITY:

RIIS makes an effort to transact in contracts that have appropriate liquidity given the investment management assignment. However, market conditions may change and it may not be possible, may take significant time, and/or may be costly to unwind positions.

COLLATERAL:

If your positions have accrued a loss, the counterparty may, or if required by law, will require you to post collateral. The counterparty will hold this collateral until the obligations under the OTC derivative are completely fulfilled, the loss is reversed, or the OTC derivative is reset. Until the position is closed, the amount of collateral required will be adjusted as the value of your position increases or decreases. This may require transactions to raise cash or invest cash released from the collateral account at inopportune times.

The collateral is available for the counterparty to trade, lend, or otherwise use until such time as you may have a right for the collateral to be returned. However, cash used as collateral will earn a short term rate (for example the fed funds rate). Likewise cash delivered to you as collateral will require payment of a short term interest rate.

PROVISION OF INFORMATION AND COMPLIANCE WITH APPLICABLE LAWS:

Counterparties require regular updates on the client’s financial status and immediate notification of significant changes in fund structure or material amendment of constitutional documents. The documents required to be delivered on a regular basis will be listed in the contract. Representations made to RIIS within the investment management contract will be passed on to counterparties. These representations are assumed to be “evergreen”, or repeated each time another OTC transaction takes place. In addition, you will be expected to comply with all laws, regulations, and rules that may be required to perform your obligations under the OTC derivative transactions. Examples of this include (but are not limited to) license renewals, payment of taxes, exchange control permissions, etc. Failure to deliver documents, misrepresentations, or non-compliance with laws, rules, or regulations may all trigger a Close-Out Event as described above.

JURISDICTION AND WAIVER OF TRIAL BY JURY:

Most OTC derivatives contracts will be subject to New York state law and to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City, and the parties waive the right to trial by jury in the case of a dispute. OTC derivatives can be complex and receiving a fair outcome from a jury of laypeople would be problematic.

WAIVER OF IMMUNITIES:

Counterparties to OTC derivatives contracts also waive their rights, to the fullest extent permitted by applicable law, to immunity on the grounds of sovereignty or other similar grounds from: (i) suit, (ii) jurisdiction of any court, (iii) relief by way of injunction, order for specific performance or for recovery of property, (iv) attachment of their assets and (v) execution or enforcement of any judgment in the courts of any jurisdiction, and irrevocably agree that, to the extent permitted by applicable law, they will not claim any such immunity in any proceedings between the parties.

SCHEDULE E

AUTHORIZED PERSONS

The Client hereby certifies that the persons named on the attached have authority to provide instructions in respect to this Agreement.

RIIS may rely on this authorization until it receives written notice to the contrary.

Certified this 5th day of October 2018.